Exhibit 99.1

STORE Capital Appoints Rajath Shourie to Board of Directors
SCOTTSDALE, Ariz.--(BUSINESS WIRE)-- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, announced today the appointment of Rajath Shourie to its Board of Directors, effective February 13, 2019.  Mr. Shourie is re-joining STORE Capital’s Board after previously serving as a Board member from 2011 to 2016.
“We are thrilled to welcome Raj back to our Board of Directors. He played a key role on our Board during our formative years through our IPO in 2014, and for the two years following it,” said Christopher Volk, STORE’s Chief Executive Officer. “We know that with Raj’s deep understanding of our industry and our business, combined with his tremendous track record at Oaktree, one of the leading global alternative investment firms in the world, he will make an important strategic contribution to our Board as we continue our growth.”
Following the appointment of Mr. Shourie, STORE Capital’s Board is now comprised of nine directors, seven of whom are independent.
Mr. Shourie is a Managing Director and co-portfolio manager within Oaktree’s Distressed Debt group.  Prior to joining Oaktree Capital Management, L.P. in 2002, he worked in the Principal Investment Area at Goldman, Sachs & Co. and was a management consultant at McKinsey & Co. Mr. Shourie earned a B.A. in economics from Harvard University. He then went on to receive an MBA from Harvard Business School, where he was a Baker Scholar.

About STORE Capital
STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 2,000 property locations, substantially all of which are profit centers, in 49 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.
Contacts:
Financial Profiles, Inc.
STORECapital@finprofiles.com
Investors:
Moira Conlon, 310-622-8220
Lisa Mueller, 310-622-8231
or
Media:
Tricia Ross, 310-622-8226
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